For Immediate Release

Pricester.com to Acquire Solar Energy Development Company Genesis
Electronics, Inc.

Genesis holds a U.S. patent for design of a solar powered cell phone charger

Hollywood, FL [Jan. 30, 2008] - Pricester.com, Inc. (PRCC), an Internet marketing and technology company, announced that a letter of intent was signed to acquire 100% of Genesis Electronics, Inc. Genesis, headquartered in Norwalk, Connecticut, is a high technology company, focusing on consumer applications for solar energy and alternative energy sources.

Genesis holds a U.S. patent for the design of a solar powered cell phone charger and has contracted with a Chinese manufacturer for production.

Pricester President & CEO, Edward Dillon, and Genesis CEO, Robert
Unnold, agreed that the companies are a perfect fit.   Mr. Unnold
commented, "Pricester's technological and financial backing can further Genesis' growth." Mr. Unnold and team will continue Genesis' operations, guided by Pricester's Board of Directors, particularly Phil Thomas, Pricester's CTO and former Chief Technical Officer of AT&T - GIS.

Raymond Purdon, Pricester's Chairman, added "Acquiring complimentary companies like Genesis meets our overall strategy to create increased value for Pricester's shareholders".

About Pricester.Com
Pricester.Com, an e-commerce company, engages in Internet marketing, related technology, and operates an Internet shopping portal providing services for businesses to establish online presences.
www.Pricester.com , an Internet marketplace, allows vendors to host websites with product and service listings with consumer search capability.

Forward Looking Statements

Except for historical matters contained herein, matters discussed in this release are forward-looking and are made pursuant to the safe harbor provisions of the 1995 Private Securities Litigation Reform Act. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; entry barriers; relationship reliance; technological changes; website demand; introduction of new systems; vendors pricing; supply of software.

In light of risks and uncertainties in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof.
CONTACTS:
          Investor Relations, Pricester
          Ed Dillon, President & CEO
          (954) 272-1200
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